Exhibit 8.2

[LETTERHEAD OF FENWICK & WEST LLP]

October 12, 2004

Board of Directors

OCULAR SCIENCES, INC.

1855 Gateway Boulevard, Suite 700

Fremont, CA 94555

Re:	Material United States Federal Income Tax Consequences

Ladies and Gentlemen:

We are acting as tax counsel to Ocular Sciences, Inc., a Delaware corporation (“Company”) in connection with the proposed merger (the “Merger”) of Company with and into TCC Acquisition Corp., a Delaware corporation (“Merger Sub”), which is a wholly owned subsidiary of the Cooper Companies, Inc., a Delaware corporation (“Parent”), pursuant to an Agreement and Plan of Merger, dated as of July 28, 2004 (the “Merger Agreement”), by and among Parent, Merger Sub, and the Company. Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

In connection with the joint filing by Parent and the Company of a registration statement (the “Registration Statement”) on Form S-4, which includes the joint proxy statement/prospectus relating to the Merger Agreement, Company has requested our opinion regarding certain United States federal income tax consequences of the Merger. In providing our opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in (i) the Merger Agreement, (ii) the Registration Statement to be filed by Parent and the Company with the Securities and Exchange Commission, to which this opinion appears as an exhibit, (iii) the certificates that will be delivered to us at the effective time of the Merger by officers of the Company, Merger Sub and Parent, (the “Officers’ Certificates”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, there has been (or will be by the effective time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, and the Officers’ Certificates will be duly executed and delivered to us at the effective time of the Merger in substantially the form and substance set forth as Exhibits C and D to the Merger Agreement;

2. The Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement;

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects, and no such actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations or which make any such statements, descriptions or representations untrue, incorrect or incomplete in any material respect;

4. Any statements made in any of the documents referred to herein which are qualified by the limitation “to the knowledge of” or which are otherwise similarly qualified are correct and will continue to be true, correct and complete at all times up to and including the Closing Date, in each case without qualification; and

5. At all relevant times prior to and including the Effective Date, (i) no outstanding indebtedness of Parent, Company, or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of Parent, Company, or Merger Sub has represented or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents a right to acquire Company capital stock (or to share in the appreciation thereof) constitutes or will constitute “stock” for purposes of Section 368(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

If any of the above-described assumptions are untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement and Registration Statement, our opinion as expressed below may be adversely affected and may not be relied upon.

Based on such facts, assumptions and representations and subject to the limitations set forth in the Registration Statement, the statements in the Registration Statement set forth under the caption “Material United States Federal Income Tax Consequences,” to the extent such statements constitute summaries of applicable law or legal conclusions, are the opinion of Fenwick & West LLP as to the material federal income tax consequences relevant to Parent, Merger Sub, the Company and holders of Company common stock who, pursuant to the Merger, exchange their Company common stock for a combination of Parent common stock and cash. Our opinion does not address U.S. federal income tax consequences, which may vary with, or are contingent upon, a shareholder’s individual circumstances. In addition, our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

No opinion is expressed as to any matter not discussed herein.

This opinion represents and is based upon our best judgment regarding the application of United States federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislation, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any new developments in the application or interpretation of the United States federal income tax laws after the effectiveness of the Registration Statement.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FENWICK & WEST LLP by David Forst
FENWICK & WEST LLP
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS